Exhibit 23.3

Engineer’s Consent

As independent petroleum engineers, we hereby consent to the reference of our appraisal report for QEP Resources, Inc. as of year ended December 31, 2014, in the Registration Statement (Form S-3) and related Prospectus of QEP Resources, Inc. incorporated herein by reference. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DeGOLYER AND MacNAUGHTON

Texas Registered Engineering Firm F-716

March 12, 2015